Exhibit 99.1

Contact: Larry Hueth, President and Chief Executive Officer Regina Wood, EVP and Chief Financial Officer First Northwest Bancorp 360-457-0461

FIRST NORTHWEST BANCORP
REPORTS RESULTS OF OPERATIONS FOR THE QUARTER ENDED SEPTEMBER 30, 2017

PORT ANGELES, WA (October 26, 2017) - First Northwest Bancorp (NASDAQ - FNWB) ("Company"), the holding company for First Federal Savings and Loan Association of Port Angeles ("Bank"), announced its operating results for the quarter ended September 30, 2017. The Company reported net income of $1.8 million, or $0.17 earnings per basic and diluted share, for the quarter ended September 30, 2017, compared to net income of $1.1 million, or $0.10 earnings per basic and diluted share, for the quarter ended June 30, 2017, an increase of $658,000, or 59.0%. The current quarter's net income increased $1.1 million, or 172.4%, compared to net income of $651,000 for the same quarter in 2016. The increase in net income compared to the previous quarter was mainly due to an increase in noninterest income and decreases in the provision for loan losses and noninterest expense, and the increase compared to the same quarter one year prior was mainly due to an increase in net interest income and noninterest income, partially offset by an increase in noninterest expense.

Larry Hueth, President and CEO, commented, "We are pleased with the steady improvement in earnings as we continue to execute on our expansion and growth strategies. Loan growth was muted as we sold residential loans in the secondary market to generate gains on loan sales during the quarter. We are, however, pleased with the 9.5% growth in net loans year over year. Deposit growth continued in both our expansion and traditional market areas, increasing 3.3% over the sequential quarter and 9.6% year over year. As part of our capital management initiatives, we also announced another share repurchase plan on September 29, 2017 of 1,166,659 shares. While I am pleased with the steady progress achieved, we remain committed to further improving our earnings and increasing shareholder value."

Quarter highlights (at or for the quarter ended September 30, 2017)
•
Net income increased $658,000, or 59.0%, compared to the quarter ended June 30, 2017, primarily due to an increase in noninterest income, decrease in noninterest expense and a decrease in provision for loan losses;

•	Basic and diluted earnings per share increased to $0.17 compared to $0.10 for the quarter ended June 30, 2017;
•	Investment securities increased $60.7 million, or 21.6%, as a result of purchases of investment securities in order to leverage excess capital and increase net interest income;
•	Deposits increased $27.2 million, or 3.3%, during the quarter due to promotional and ongoing business development activities in new and existing markets;
•	The Company repurchased 96,900 shares of common stock at an average price of $15.78 per share during the quarter, which concluded its 2016 Stock Repurchase Plan; and

•	On September 29, 2017, the Company announced a new 2017 Stock Repurchase Plan for the repurchase of 1,166,659 shares, or approximately 10% of common shares outstanding.

Balance Sheet Review

During the quarter ended September 30, 2017, total assets increased $62.6 million, or 5.8%, to $1.2 billion, primarily due to an increase in investment securities. Year over year, total assets increased $101.8 million, or 9.7%, from $1.0 billion at September 30, 2016, primarily due to growth in loans receivable and investment securities.

Investment securities increased $60.7 million, or 21.6%, during the quarter to $341.2 million at September 30, 2017, and increased $39.2 million, or 13.0%, as compared to $302.0 million at September 30, 2016. Management made a strategic decision during the quarter ended September 30, 2017 to leverage its capital by purchasing investment securities using a combination of cash received from the growth in customer deposits and additional borrowings from the Federal Home Loan Bank ("FHLB") in order to generate additional net interest income. The majority of investments purchased during the quarter have variable rates, generally resetting quarterly based on a specified index and margin, and are expected to more closely match changes in short-term borrowing rates. The average repricing term of our investment securities portfolio was estimated at 3.5 years as of September 30, 2017, as compared to 4.1 years as of June 30, 2017 and 3.7 years as of September 30, 2016. We anticipate the variable rate securities purchased as part of this strategy will help to mitigate our interest rate risk and manage price volatility in the investment portfolio. While we expect the results of this strategy will increase earnings and help us to leverage a portion of the capital we hold in excess of well-capitalized regulatory levels at this time, we continue to focus on growing our loan portfolio and improving our earning asset mix over the long term.

At September 30, 2017, U.S. government agency issued mortgage-backed securities ("MBS agency") comprised the largest portion of our investment portfolio at 51.2%, and totaled $197.9 million at September 30, 2017, a decrease during the quarter of $9.2 million, or 4.4%, from $207.1 million at June 30, 2017. Other investment securities were $143.3 million at September 30, 2017, an increase of $70.0 million, or 95.4%, from $73.4 million at June 30, 2017. The increase in other investment securities included the purchase of U.S. Agency Mortgage-Backed Securities ("MBS Agency") of $7.5 million, Small Business Administration ("SBA") securities of $31.1 million, corporate issued asset-backed securities ("ABS Corporate") of $12.5 million, corporate issued debt securities ("Corporate Debt") of $19.4 million, and Asset Backed Agency Securities ("ABS Agency") of $15.0 million, partially offset by the sales of MBS Agency securities of $6.7 million, U.S. Government Agency Securities ("US Agency") of $5.1 million and municipal bonds of $4.7 million. Total investment securities increased $39.2 million, or 13.0%, at September 30, 2017 compared to $302.0 million at September 30, 2016, which included a $9.7 million decrease in mortgage-backed securities and a $48.9 million increase in other investment securities. The year over year increase was also the result of new investment purchases partially offset by sales, prepayment activity, and normal amortization. The estimated average life of the total investment securities portfolio was 5.3 years at September 30, 2017 compared to 4.7 years at June 30, 2017, and 4.2 years at September 30, 2016. We also expect our investment portfolio will be used as a source of liquidity to fund our loan growth.

Total loans, excluding loans held for sale, remained relatively stable, increasing $238,000 to $734.2 million at September 30, 2017 from $734.0 million at June 30, 2017, a result of new loan originations partially offset by normal amortization, prepayment activity, and one- to four-family residential sales and commercial real estate loan participations. One- to four-family residential, commercial real estate, home equity, and commercial business loans decreased $4.6 million, $7.2 million, $810,000, and $688,000, respectively, while multi-family, construction and land, and other consumer loans increased $888,000, $10.4 million, and $2.3 million, respectively. Construction and land loans increased due primarily to our strategic decision to focus on increasing construction loan origination activity as real estate values and general economic conditions in our market areas continued to improve. There were $50.8 million in undisbursed construction loan commitments at September 30, 2017 as compared to $32.0 million at June 30, 2017. Other consumer loans increased primarily as a result of auto loans originated as part of our indirect lending program, and we continue to focus on increasing our construction and land lending activities as a percent of our loan portfolio. Compared to the quarter ended September 30, 2016, total loans, excluding loans held for sale, increased $64.1 million, or 9.6%, attributable to increases in construction and land loans of $29.7 million, commercial real estate loans of $15.2 million, other consumer loans of $12.7 million, multi-family loans of $10.9 million, and home equity loans of $1.3 million, partially offset by decreases in one- to four-family residential loans of $5.1 million and commercial business loans of $651,000.

Loans receivable consisted of the following at the dates indicated:
	September 30, 2017	June 30, 2017	September 30, 2016
	(In thousands)
Real Estate:
One to four family	$323,675	$328,243	$328,772
Multi-family	58,989	58,101	48,042
Commercial real estate	194,813	202,038	179,642
Construction and land	81,985	71,630	52,303
Total real estate loans	659,462	660,012	608,759

Consumer:
Home equity	35,059	35,869	33,753
Other consumer	23,329	21,043	10,627
Total consumer loans	58,388	56,912	44,380

Commercial business	16,385	17,073	17,036

Total loans	734,235	733,997	670,175
Less:
Net deferred loan fees	858	904	1,137
Premium on purchased loans, net	(2,122)	(2,216)	(2,703)
Allowance for loan losses	8,608	8,523	7,682
Total loans receivable, net	$726,891	$726,786	$664,059

 During the quarter ended September 30, 2017, total liabilities increased $62.4 million, or 6.9%, to $972.4 million at September 30, 2017 from $910.0 million at June 30, 2017. The increase was primarily the result of an increase in borrowings of $34.2 million, or 44.2%, to $111.7 million at September 30, 2017, from $77.4 million at June 30, 2017, and an increase in customer deposits of $27.2 million, or 3.3%, to $850.9 million at September 30, 2017, from $823.8 million at June 30, 2017. We utilized short-term FHLB advances during the quarter to manage our cash flow needs and partially fund the purchase of investment securities. Deposits grew as the result of an increase of $9.3 million, or 3.8%, in transaction accounts, $19.7 million, or 9.3%, in certificates of deposit, and $4.2 million, or 4.3%, in savings accounts, partially offset by a decrease of $6.0 million, or 2.3%, in money market accounts.

Total liabilities increased $113.1 million, or 13.2%, over the last year, which was mainly attributable to an increase in deposits of $74.6 million, or 9.6%, compared to $776.3 million at September 30, 2016, and an increase in borrowings of $36.6 million, or 48.7%, compared to $75.1 million at September 30, 2016. Deposit account increases were primarily the result of our continuing efforts to expand commercial and consumer deposit relationships in our new Kitsap and Whatcom County, Washington locations, as well as within our historic Clallam and Jefferson County, Washington locations.

Total shareholders' equity increased $207,000 during the quarter to $177.9 million at September 30, 2017, mainly the result of net income partially offset by decreases in additional paid-in capital as a result of share repurchases during the quarter.

Operating Results

Net income increased $658,000, or 59.0%, to $1.8 million for the quarter ended September 30, 2017 compared to $1.1 million for the quarter ended June 30, 2017, and increased $1.1 million, or 172.4%, compared to the quarter ended September 30, 2016. During the most recent quarter, contributing to the increase in net income was an increase in noninterest income coupled with declines in the provision for loan losses and noninterest expense, partially offset by an increase in the provision for income taxes. As compared to the same quarter one year prior, net income increased mainly due to increases in net interest income and noninterest income coupled with a decline in the provision for loan losses, partially offset by increases in noninterest expense and the provision for income taxes.

Net interest income after provision for loan losses increased to $8.5 million for the quarter ended September 30, 2017 from $8.2 million for the preceding quarter due primarily to a decrease in the provision for loan losses of $285,000 and an increase in interest income of $108,000, partially offset by an increase in interest expense of $165,000. Net interest income after the provision for loan losses increased $1.5 million, or 20.9%, compared to $7.0 million for the quarter ended September 30, 2016, due to an increase in interest income of $1.1 million coupled with a decrease in the provision for loan losses of $350,000, partially offset by a $391,000 increase in interest expense. The decline in the provision for loan losses during the most recent quarter as compared to the prior quarters ended June 30, 2017 and September 30, 2016 was due to lower total loan growth coupled with continued improvement in credit quality. Total interest income increased $108,000, or 1.1%, during the quarter to $10.0 million for the quarter ended September 30, 2017 as compared to the previous quarter, primarily due to an increase in interest and fees on loans receivable and an increase due to higher average balances of investment securities. Total interest income increased $1.5 million, or 17.6%, as compared to $8.5 million for the quarter ended September 30, 2016, primarily due to an increase in the average balance of loans receivable.

Total interest expense increased $165,000, or 11.7%, to $1.6 million for the quarter ended September 30, 2017 as compared to the quarter ended June 30, 2017, and increased $391,000, or 32.9%, as compared to the quarter ended September 30, 2016 due to an increase in the average balances, and interest paid on, customer deposits, and our increased utilization of short-term FHLB advances.

The net interest margin decreased 14 basis points to 3.20% for the quarter ended September 30, 2017 compared to 3.34% for the prior quarter ended June 30, 2017, and increased 14 basis points from 3.06% for the same period in 2016. Net interest margin was higher during the quarter ended June 30, 2017, mainly as a result of discounts realized into income as the par values of certain investment securities were repaid, coupled with the prepayment of certain loans receivable resulting in the early recapture of deferred fee revenue. The net interest margin increased from the same period in 2016 due to the increase in the average balance of loans receivable earning higher yields than investment and cash alternatives. Excluding the quarter ended June 30, 2017, the net interest margin has been increasing modestly each quarter since the quarter ended September 30, 2016.

Noninterest income increased $499,000, or 41.6%, to $1.7 million during the quarter ended September 30, 2017, compared to the prior quarter ended June 30, 2017, primarily due to increases in mortgage servicing fees of $195,000, net gain on the sale of loans of $208,000, and the net gain on the sale of investment securities of $136,000. Noninterest income increased $254,000, or 17.6%, as compared to $1.4 million for the same quarter in 2016, as a result of increases in mortgage servicing fees of $176,000 and net gain on the sale of investment securities of $136,000.

Noninterest expense decreased $132,000, or 1.7%, to $7.8 million for the quarter ended September 30, 2017, compared to $7.9 million for the quarter ended June 30, 2017, primarily due to a decrease in compensation and benefits expense of $287,000, mainly a result of changes in incentive compensation accruals as compared to the previous quarter. Noninterest expense increased $347,000, or 4.7%, for the quarter ended September 30, 2017, compared to $7.5 million for the same quarter in 2016. This increase was primarily a result of an increase of $306,000 in compensation and benefits as we added staff to manage our operations, provided annual merit increases, and rewarded our staff and management for performance through incentive programs and sales commissions.

Capital Ratios and Credit Quality

The Company and the Bank continue to maintain capital levels significantly in excess of the applicable regulatory requirements and the Bank was categorized as "well-capitalized" at September 30, 2017. As of September 30, 2017, the Bank had Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital, Common Equity Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios of 12.8%, 18.8%, 18.8%, and 20.0%, respectively. The Bank's Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital, Common Equity Tier 1 Risk-Based Capital, and Total Risk-Based Capital ratios were 13.2%, 19.2%, 19.2%, and 20.4%, respectively, at June 30, 2017.

Credit quality remains strong, with nonperforming loans decreasing $121,000, or 6.3%, during the quarter ended September 30, 2017, to $1.8 million at September 30, 2017 from $1.9 million at June 30, 2017, mainly attributable to a decrease in nonperforming one- to four-family residential loans of $67,000, commercial real estate loans of $23,000, and home equity loans of $21,000. Improvements in asset quality during the quarter are reflected by a decline in the percentage of nonperforming loans to total loans to 0.2% at September 30, 2017, from 0.3% at June 30, 2017, and an increase in the percentage of the allowance for loan losses to nonperforming loans to 479.8% at September 30, 2017 from 445.1% at June 30, 2017. Classified loans and our allowance for loan losses as a percentage of total loans remained stable during the quarter at $3.3 million and 1.2%, respectively, at both September 30, 2017 and June 30, 2017.

About the Company

First Northwest Bancorp, a Washington corporation, is the bank holding company for First Federal Savings and Loan Association of Port Angeles. First Federal is a Washington-chartered, community-based savings bank, primarily serving Western Washington State, with twelve banking locations, eight located within Clallam and Jefferson counties, one in Kitsap County, two in Whatcom County, and a home lending center in King County.

Forward-Looking Statements

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company's latest Annual Report on Form 10-K and other filings with the Securities and Exchange Commission ("SEC")-which are available on our website at www.ourfirstfed.com and on the SEC's website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be incorrect because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2018 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company's operations and stock price performance.

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data) (Unaudited)
				Three	One
	September 30,	June 30,	September 30,	Month	Year
Assets	2017	2017	2016	Change	Change

Cash and due from banks	$12,717	$14,510	$11,761	(12.4)%	8.1%
Interest-bearing deposits in banks	12,292	9,782	18,042	25.7	(31.9)
Investment securities available for sale, at fair value	290,159	228,593	247,105	26.9	17.4
Investment securities held to maturity, at amortized cost	51,012	51,872	54,855	(1.7)	(7.0)
Loans held for sale	—	—	147	n/a	(100.0)
Loans receivable (net of allowance for loan losses of $8,608, $8,523 and $7,682)	726,891	726,786	664,059	—	9.5
Federal Home Loan Bank (FHLB) stock, at cost	5,729	4,368	4,176	31.2	37.2
Accrued interest receivable	3,498	3,020	2,877	15.8	21.6
Premises and equipment, net	13,213	13,236	13,590	(0.2)	(2.8)
Mortgage servicing rights, net	1,112	986	1,048	12.8	6.1
Bank-owned life insurance, net	28,570	28,413	28,452	0.6	0.4
Real estate owned and repossessed assets	86	104	131	(17.3)	(34.4)
Prepaid expenses and other assets	5,020	6,006	2,266	(16.4)	121.5

Total assets	$1,150,299	$1,087,676	$1,048,509	5.8%	9.7%

Liabilities and Shareholders' Equity

Deposits	$850,933	$823,760	$776,345	3.3%	9.6%
Borrowings	111,657	77,427	75,090	44.2	48.7
Accrued interest payable	217	208	184	4.3	17.9
Accrued expenses and other liabilities	7,600	7,417	5,908	2.5	28.6
Advances from borrowers for taxes and insurance	1,964	1,143	1,708	71.8	15.0

Total liabilities	972,371	909,955	859,235	6.9	13.2

Shareholders' Equity
Preferred stock, $0.01 par value, authorized 5,000,000 shares, no shares issued or outstanding	—	—	—	n/a	n/a
Common stock, $0.01 par value, authorized 75,000,000 shares; issued and outstanding 11,839,707 at September 30, 2017; issued and outstanding 11,902,146 at June 30, 2017; and issued and outstanding 12,967,346 at September 30, 2016	118	119	130	(0.8)	(9.2)
Additional paid-in capital	111,226	112,058	121,885	(0.7)	(8.7)
Retained earnings	78,674	77,515	77,612	1.5	1.4
Accumulated other comprehensive (loss) income, net of tax	(717)	(434)	1,659	(65.2)	(143.2)
Unearned employee stock ownership plan (ESOP) shares	(11,373)	(11,537)	(12,012)	1.4	5.3

Total shareholders' equity	177,928	177,721	189,274	0.1	(6.0)

Total liabilities and shareholders' equity	$1,150,299	$1,087,676	$1,048,509	5.8%	9.7%

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data) (Unaudited)
	Quarter Ended			Three	One
	September 30,	June 30,	September 30,	Month	Year
	2017	2017	2016	Change	Change
INTEREST INCOME
Interest and fees on loans receivable	$7,928	$7,883	$6,719	0.6%	18.0%
Interest on mortgage-backed and related securities	1,280	1,285	1,124	(0.4)	13.9
Interest on investment securities	765	709	649	7.9	17.9
Interest on deposits and other	34	24	13	41.7	161.5
FHLB dividends	36	34	35	5.9	2.9
Total interest income	10,043	9,935	8,540	1.1	17.6

INTEREST EXPENSE
Deposits	911	798	647	14.2	40.8
Borrowings	669	617	542	8.4	23.4
Total interest expense	1,580	1,415	1,189	11.7	32.9

Net interest income	8,463	8,520	7,351	(0.7)	15.1

PROVISION FOR LOAN LOSSES	—	285	350	(100.0)	(100.0)

Net interest income after provision for loan losses	8,463	8,235	7,001	2.8	20.9

NONINTEREST INCOME
Loan and deposit service fees	913	888	913	2.8	—
Mortgage servicing fees, net of amortization	239	44	63	443.2	279.4
Net gain on sale of loans	252	44	269	472.7	(6.3)
Net gain on sale of investment securities	136	—	—	100.0	100.0
Increase in cash surrender value of bank-owned life insurance	158	159	170	(0.6)	(7.1)
Other income	—	64	29	(100.0)	(100.0)
Total noninterest income	1,698	1,199	1,444	41.6	17.6

NONINTEREST EXPENSE
Compensation and benefits	4,466	4,753	4,160	(6.0)	7.4
Real estate owned and repossessed assets expense, net	8	14	39	(42.9)	(79.5)
Data processing	604	617	764	(2.1)	(20.9)
Occupancy and equipment	1,022	995	897	2.7	13.9
Supplies, postage, and telephone	211	196	150	7.7	40.7
Regulatory assessments and state taxes	128	137	134	(6.6)	(4.5)
Advertising	142	217	129	(34.6)	10.1
Professional fees	466	363	357	28.4	30.5
FDIC insurance premium	69	70	119	(1.4)	(42.0)
Other	691	577	711	19.8	(2.8)
Total noninterest expense	7,807	7,939	7,460	(1.7)	4.7

INCOME BEFORE PROVISION FOR INCOME TAXES	2,354	1,495	985	57.5	139.0

PROVISION FOR INCOME TAXES	581	380	334	52.9	74.0

NET INCOME	$1,773	$1,115	$651	59.0%	172.4%

Basic and diluted earnings per share	$0.17	$0.10	$0.06	70.0%	183.3%

FIRST NORTHWEST BANCORP AND SUBSIDIARY
Selected Financial Ratios and Other Data
(Unaudited)
	As of or For the Quarter Ended (unaudited)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2017	2017	2017	2016	2016
Performance ratios: (1)
Return on average assets	0.63%	0.41%	0.80%	0.46%	0.26%
Return on average equity	3.96	2.49	4.85	2.61	1.37
Average interest rate spread	3.00	3.16	3.01	2.95	2.88
Net interest margin (2)	3.20	3.34	3.18	3.12	3.06
Efficiency ratio (3)	76.8	81.7	72.8	76.5	84.8
Average interest-earning assets to average interest-bearing liabilities	132.3	132.7	133.5	134.0	137.2

Asset quality ratios:
Nonperforming assets to total assets at end of period (4)	0.2%	0.2%	0.2%	0.2%	0.3%
Nonperforming loans to total loans (5)	0.2	0.3	0.3	0.4	0.4
Allowance for loan losses to nonperforming loans (5)	479.8	445.1	354.5	322.7	268.1
Allowance for loan losses to total loans	1.2	1.2	1.2	1.2	1.2
Net charge-offs to average outstanding loans	—	—	—	—	—

Capital ratios:
Equity to total assets at end of period	15.5%	16.3%	16.5%	16.9%	18.1%
Average equity to average assets	15.8	16.6	16.5	17.4	18.7

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(5)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.